Exhibit 99.1

Source: ShiftPixy, Inc.

January 14, 2021 16:30 ET

ShiftPixy, Inc. Reports Fiscal 2021 Q1 Results

MIAMI, Jan. 14, 2021 (GLOBE NEWSWIRE) -- ShiftPixy, Inc. (NASDAQ: PIXY), a Florida-based staffing enterprise that designs, manages, and sells access to a disruptive, revolutionary platform that facilitates employment in the rapidly growing Gig Economy, today announced results for the quarter ended November 30, 2020 (“2021 First Quarter”).

2021 First Quarter Financial Highlights

•	Improved balance sheet with cash position of $9.1 million and no long-term debt as of November 30, 2020, compared to cash of $4.3 million and no long- term debt as of August 31, 2020.

•	Successfully closed public equity offering yielding gross proceeds of $12 million on October 14, 2020. Net Loss excluding non-recurring items was $6.9 million, or $0.22 per share.

•	Operating Loss of $5.6 million for the 2021 First Quarter as compared to $4.2 million for the same period of the prior fiscal year ended August 31, 2020 (“Fiscal 2020”).

•	Discontinued operations charge of $1.3 million for increased workers’ compensation reserves related to January 2020 Asset Sale.

•	Despite impacts on our Southern California based restaurant customers from new COVID-19 restrictions beginning in November 2020, gross billings grew 15% to $19.8 million for the 2021 First Quarter, compared to $17.2 million for the same period of Fiscal 2020.

•	Revenues increased 15% to $2.5 million for the 2021 First Quarter compared to $2.2 million for the same period of Fiscal 2020.

•	Gross profit was $513,000 for the 2021 First Quarter, or 20% of revenues including a $180,000 charge for additional workers’ compensation reserves, compared to $221,000 for the same period of Fiscal 2020. Excluding the COVID-19 related workers’ compensation charge, gross profit would have been 27% of revenues compared to 10% of revenues for the first quarter of Fiscal 2020.

•	Operating expenses were $6.1 million for the 2021 First Quarter compared to $4.4 million for the first quarter of Fiscal 2020. Excluding non-recurring charges, operating expenses were $4.9 million for the 2021 First Quarter. Excluding non-recurring charges and non-cash charges, cash basis operating expenses were $4.3 million for the 2021 First Quarter compared to $4.2 million for the same period of Fiscal 2020.

•	No resolution of Asset Sale working capital settlement due to COVID-19 delays.

2021 First Quarter Operational Highlights and COVID -19 Impacts

•	Despite the impact of COVID-19, our customer count as of November 30, 2020 continued to increase with approximately 88 clients representing over 500 customer locations and 3,400 billed worksite employees (“WSEs”), an increase of 42% over the same period of Fiscal 2020.

•	Additional billed nurse WSEs pushed our location count to over 800 and total billed WSEs to approximately 3,600 at the end of December 2020. While we anticipate that our quick service restaurant (“QSR”) related WSE growth will be negatively impacted by the renewed COVID-19 restrictions implemented by the State of California and elsewhere, we do not believe that the impact will be as significant as when restrictions were first implemented earlier in the year.

•	Average annualized gross billings per WSE decreased to $23,300 for the 2021 First Quarter from $28,300 during the same period of Fiscal 2020 due to lower per WSE billings caused by the COVID-19 pandemic, but the decrease was partially offset by an increase in higher wage healthcare WSEs.

•	We believe that COVID-19 negative impacts to our development cycles that had delayed key features for our HRIS and mobile application launch are now primarily behind us, with additional spending having taken place during the 2021 First Quarter to complete key technology initiatives.

•	We did not apply for PPP funds under the CARES Act. We elected to defer payment of certain federal taxes as an alternative to PPP funds. These taxes are accrued and will be paid beginning in the fiscal year ending August 31, 2022.

Commenting on the Company’s 2021 First Quarter results, Chief Executive Officer Scott Absher stated, “Despite additional restrictions placed on our restaurant clients both earlier in the year and more recently in November 2020, the impact to our business was not as severe as in the second quarter of Fiscal 2020, and we saw marked improvement to adoption in December for our healthcare WSEs that is driving both revenue and gross profit growth. Our key Fiscal 2020 customer wins - Washington Hospitality Association and US Wellness - are beginning to bear fruit with additional WSE and client locations driving billings and gross profit growth, and we are well positioned to provide them key support services. The addition of more billed nurses will drive higher per WSE revenues and gross profit and with our renewed focus on franchise operators as our target customers in the restaurant space, we see an increased need for the delivery features of our application as food operators increasingly move towards delivery as an additional source of revenues. We continue to see strong demand and new opportunities.

Mr. Absher continued, “Our recapitalization and improved balance sheet have been instrumental in helping us address opening and re-opening opportunities with larger customers and we are excited to have a clean capital structure. We believe that COVID-19 related delays in the launch of our mobile application solution are now largely behind us as our team has migrated to add features that will provide us with new revenue sources from new markets. Our internal sales team has been streamlined and focused to take advantage of the application and we are extremely excited about our near-term opportunities for significantly larger customers in new markets.”

About ShiftPixy

ShiftPixy is a disruptive human capital services enterprise, revolutionizing employment in the Gig Economy by delivering a next-gen platform for workforce management that helps businesses with shift-based employees navigate regulatory mandates, minimize administrative burdens and better connect with a ready-for-hire workforce. With expertise rooted in management’s nearly 25 years of workers’ compensation and compliance programs experience, ShiftPixy adds a needed layer for addressing compliance and continued demands for equitable employment practices in the growing Gig Economy. ShiftPixy’s complete human capital management ecosystem is designed to manage regulatory requirements and compliance in such required areas as paid time off (PTO) laws, insurance and workers’ compensation, minimum wage increases, and Affordable Care Act (ACA) compliance.

ShiftPixy Cautionary Statement

The information provided in this release includes forward-looking statements, the achievement or success of which involves risks, uncertainties, and assumptions. These forward-looking statements are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although such forwardlooking statements are based upon what our management believes are reasonable assumptions, there can be no assurance that forward-looking statements will prove to be accurate. If any of the risks or uncertainties, including those set forth below, materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties include, but are not limited to, risks associated with the nature of our business model; our ability to execute our vision and growth strategy; our ability to attract and retain clients; our ability to assess and manage risks; changes in the law that affect our business and our ability to respond to such changes and incorporate them into our business model, as necessary; our ability to insure against and otherwise effectively manage risks that affect our business; risks arising from the COVID-19 pandemic or any other events that could cause wide-scale business disruptions; competition; reliance on third-party systems and software; our ability to protect and maintain our intellectual property; and general developments in the economy and financial markets. These and other risks are discussed in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K, filed on November 30, 2020, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These documents, including the sections therein entitled “Risk Factors,” identify important factors that could cause actual results to differ materially from those contained in forward-looking statements. All of our forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. Statements made in connection with any guidance may refer to financial statements that have not been reviewed or audited. We undertake no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change, except as required by applicable securities laws. The information in this press release shall not be deemed to be "filed" for the purpose of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and will not be deemed an admission as to the materiality of any information that is required to be disclosed solely by Regulation FD. Further information on these and other factors that could affect our financial results is included in the filings we make with the SEC from time to time. These documents are available on the "SEC Filings" subsection of the "Investor Information" section of our website at https://ir.shiftpixy.com/financial-information/sec-filings, or directly from the SEC’s website at https://www.sec.gov.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, we are alerting investors and other members of the general public that we will provide updates on operations and progress required to be disclosed under Regulation FD through the Company’s social media on Facebook, Twitter, LinkedIn and YouTube. Investors, potential investors, shareholders and individuals interested in us are encouraged to keep informed by following us on Facebook, Twitter, LinkedIn and YouTube.

INVESTOR CONTACT: InvestorRelations@shiftpixy.com 800.475.3655

ShiftPixy, Inc. Condensed Consolidated Balance Sheets

	November 30, 2020	August 31, 2020
	(Unaudited)
ASSETS

Current assets
Cash	$9,080,000	$4,303,000
Accounts receivable	158,000	308,000
Unbilled accounts receivable	2,460,000	2,303,000
Deposit – workers’ compensation	288,000	293,000
Prepaid expenses and other current assets	704,000	796,000
Current assets of discontinued operations	960,000	1,030,000
Total current assets	13,650,000	9,033,000
Fixed assets, net	1,085,000	575,000
Note receivable, net	4,004,000	4,045,000
Deposits – workers’ compensation	730,000	736,000
Deposits and other assets	712,000	449,000
Non-current assets of discontinued operations	2,435,000	2,582,000
Total assets	$22,616,000	$17,420,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and other current liabilities	$3,358,000	$3,831,000
Payroll related liabilities	6,357,000	5,752,000
Accrued workers’ compensation costs	529,000	497,000
Current liabilities of discontinued operations	1,764,000	1,746,000
Total current liabilities	12,008,000	11,826,000
Non-current liabilities
Accrued workers’ compensation costs	1,342,000	1,247,000
Payroll related liabilities	635,000	-
Non-current liabilities of discontinued operations	4,475,000	4,377,000
Total liabilities	18,460,000	17,450,000
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, 50,000,000 authorized shares; $0.0001 par value	-	-
Common stock, 750,000,000 authorized shares; $0.0001 par value; 20,920,146 and 16,902,146 shares issued as of November 30, 2020 and August 31, 2020	2,100	2,000
Additional paid-in capital	130,552,000	119,430,000
Accumulated deficit	(126,398,000)	(119,462,000)
Total stockholders’ equity (deficit)	4,156,000	(30,000)
Total liabilities and stockholders’ equity (deficit)	$22,616,000	$17,420,000

These unaudited interim condensed consolidated financial statements should be read with the accompanying notes and Management Discussion and Analysis available on Form 10-Q filed on January 14, 2021 with the Securities and Exchange Commission.

ShiftPixy Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended
	November 30, 2020	November 30, 2019
Revenues (gross billings of $19.8 million and $17.2 million less worksite employee payroll cost of $17.3 million and $15.0 million, respectively for the three months ended)	$2,503,000	$2,169,000
Cost of revenue	1,990,000	1,948,000
Gross profit	513,000	221,000
Operating expenses:
Salaries, wages, and payroll taxes	2,193,000	1,756,000
Stock-based compensation – general and administrative	496,000	127,000
Commissions	38,000	71,000
Professional fees	707,000	840,000
Software development	877,000	353,000
Depreciation and amortization	62,000	79,000
General and administrative	1,759,000	1,160,000
Total operating expenses	6,132,000	4,386,000
Operating Loss	(5,619,000)	(4,165,000)
Other (expense) income:
Interest expense	(3,000)	(1,161,000)
Change in fair value of derivative liability	-	942,000
Total other (expense) income	(3,000)	(219,000)
Loss from continuing operations	(5,622,000)	(4,384,000)
(Loss) Income from discontinued operations	(1,314,000)	1,990,000
Total Income (Loss) from discontinued operations, net of tax	(1,314,000)	1,990,000
Net loss	$(6,936,000)	$(2,394,000)

Net Loss per share, Basic and diluted
Continuing operations	$(0.18)	$(4.91)
Discontinued operations (loss) income	(0.04)	2.23

Net Loss per share of common stock – Basic and diluted	$(0.22)	(2.68)
Weighted average common stock outstanding – Basic and diluted	30,808,150	893,094

These unaudited interim condensed consolidated financial statements should be read with the accompanying notes and Management Discussion and Analysis available on Form 10-Q filed on January 14, 2021 with the Securities and Exchange Commission.